Exhibit 99.1

Warner Chilcott Announces Program to Redeem up to $250 million of its Ordinary Shares

DUBLIN, Ireland, November 9, 2011 – Warner Chilcott plc (Nasdaq: WCRX) today announced that its Board of Directors has authorized the redemption of up to an aggregate of $250 million of its ordinary shares (the “Redemption Program”). The Company expects to fund the Redemption Program with cash generated from operations.

The Company remains committed to its long-term strategic plan, including the development of its pipeline and the pursuit of compelling business development opportunities as they arise. Given the Company’s current cash position and strong cash generation capabilities, management believes that the Redemption Program demonstrates its commitment to shareholder value while maintaining adequate flexibility for current and future initiatives.

The Company may redeem its ordinary shares through open market or privately negotiated purchases, at management’s discretion. The timing of any redemption and the number of ordinary shares redeemed will depend on a variety of factors, including the price of the Company’s ordinary shares, alternative investment opportunities, restrictions under the Company’s financing agreements, corporate and regulatory requirements, and general market conditions.

The Redemption Program does not obligate the Company to redeem any number of ordinary shares or an aggregate of ordinary shares equal to the full $250 million authorization, and may be suspended at any time or from time to time. The Redemption Program will terminate on the earlier to occur of December 31, 2012 or the redemption by the Company of an aggregate of $250 million of its ordinary shares.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, dermatology and urology segments of the North American and Western European pharmaceuticals markets. The Company is fully integrated with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-G

Forward Looking Statements

This press release contains forward-looking statements. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Company Contact:	Emily Hill Investor Relations 973-907-7084 Emily.Hill@wcrx.com

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